Exhibit 3

                RESTATED CERTIFICATE OF INCORPORATION OF

                       UNION CARBIDE CORPORATION

            UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

          The undersigned William H. Joyce and John Macdonald, being respectively the Chairman of the Board and Assistant Secretary of Union Carbide Corporation hereby certify as follows:

          1. The name of the Corporation is Union Carbide Corporation. The name under which the Corporation was formed was Union Carbide and Carbon Corporation.

          2. The certificate of incorporation was filed in the Office of the Secretary of State of the State of New York on November 1, 1917.

          3. The certificate of incorporation of the Corporation is hereby amended to delete in its entirety subparagraph (c) of paragraph 3 thereof which states the number, designation, relative rights, preferences and limitations of the ESOP Convertible Preferred Stock. None of the authorized shares of ESOP Convertible Preferred Stock are outstanding, no shares of ESOP Convertible Preferred Stock will be issued subject to the certificate of incorporation, and upon the filing of this certificate the shares will be restored to the status of authorized but unissued shares of Preferred Stock of the Corporation.

          4. This amended and restated certificate of incorporation of the Corporation was authorized by resolution adopted by the Board of Directors of the Corporation on June 24, 1998 pursuant to Sections 502 and 807 of the Business Corporation Law.

          5. The certificate of incorporation of the Corporation is hereby restated as amended hereby, to read in its entirety as follows:


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                      CERTIFICATE OF INCORPORATION

                                   OF

                       UNION CARBIDE CORPORATION

            UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW


          1.  The name of the Corporation is Union Carbide Corporation.

          2. The Corporation may engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law provided that the Corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

          3. The total number of shares that the Corporation may issue is 525,000,000 of which 500,000,000 shall be shares of Common Stock, par value $1.00 each, and 25,000,000 shall be shares of Preferred Stock, par value $1.00 each.

                    (a) The holders of the Common Stock shall be entitled to one vote per share on all matters upon which stockholders are entitled to vote and shall not be entitled to any preference in the distribution of dividends or assets.

                    (b) The Preferred Stock may be issued from time to time in series. Each share of a series shall be equal to every other share of the same series. The Board of Directors is authorized to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations as between series, subject to such limitations as may be prescribed by law. In particular, the Board of Directors may establish, designate and fix the following with respect to each series of Preferred Stock:

                     (1) The distinctive serial designation of the shares of the series which shall distinguish those shares from the shares of all other series;

                    (2) The number of shares included in the series, which may be increased or decreased from time to time unless otherwise provided by the Board of Directors in creating the series;

                    (3) The annual dividend rate for the shares of the series and the date or dates upon which such dividends shall be payable;

                    (4) Whether dividends on the shares of the series shall be cumulative and, on the shares of any series having

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cumulative dividend rights, the date or dates or method of
determining the date or dates from which dividends on the shares of the series shall be cumulative;

                    (5) The amount or amounts which shall be paid out of the assets of the Corporation to the holders of the shares of the series upon the involuntary liquidation, dissolution or winding up of the Corporation and upon the voluntary liquidation, dissolution or winding up of the Corporation;

                    (6) The price or prices at which, the period or periods within which and the terms and conditions upon which the shares of the series may be redeemed in whole or in part, at the option of the Corporation;

                    (7) The obligation, if any, of the Corporation to purchase or redeem shares of the series pursuant to a sinking fund and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of the series shall be redeemed, in whole or in part, pursuant to such sinking fund;

                    (8) The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and the terms and conditions of any adjustments thereof, upon which the shares of the series shall be convertible at the option of the holder into shares of any class of stock or into shares of any other series of Preferred Stock, except into a class of shares having rights or preferences as to dividends or distributions of assets upon liquidation which are prior or superior in rank to those of shares being converted;

                    (9) The voting rights, if any, of the shares of the series in addition to those required by law, including the number of votes per share and the transaction of any business or of any specified item of business in connection with which the shares of the series shall vote as a class; and

                    (10) Any other relative rights, preferences, or limitations of the shares of the series not inconsistent herewith or with applicable law.

          4. The holders of shares of stock of the Corporation shall have no preemptive rights to purchase any shares of stock or any other securities of the Corporation.

          5. The number of directors of the Corporation shall be fixed and may from time to time be increased or decreased by resolution or other action of the Board of Directors, but in no event shall the number of directors be less than three or more than 19.

          6. The office of the Corporation is to be located in the City of New York, County of New York. The Secretary of State of the State of

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New York is designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served, and the address without the State to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is:

                        Union Carbide Corporation
                          39 Old Ridgebury Road
                     Danbury, Connecticut  06817-0001

          7. The By-laws may be adopted, amended or repealed by the stockholders, or by the Board of Directors by a vote of a majority of the entire Board.

          8. A person who is or was a director of the Corporation shall not be liable to the Corporation or its stockholders for damages for any breach of duty in such capacity, except to the extent such liability may not be eliminated or limited by applicable law from time to time in effect.

          IN WITNESS WHEREOF, the undersigned have signed this Restated Certificate of Incorporation this 24th day of June, 1998 and affirm the statements contained herein as true under the penalties of perjury.



                                             /s/William H. Joyce
                                                William H. Joyce
                                                Chairman of the Board


                                            /s/ John Macdonald
                                                John Macdonald
                                                Assistant Secretary